Exhibit 99.1

QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

•	Q2 2016 revenues of $1.91 billion, lower by 1% on a reported basis and higher by 2.4% on an equivalent basis versus 2015

•	Reported diluted EPS of $1.37, up 69.1% from 2015

•	Adjusted diluted EPS excluding amortization of $1.34, up 7.2% from 2015

•	Updates full year reported EPS guidance and maintains full year adjusted outlook

MADISON, N.J., JULY 21, 2016 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the second quarter ended June 30, 2016, reported net income was $195 million, or $1.37 per diluted share, compared to $118 million, or $0.81 per diluted share, in 2015.

Adjusted net income was $178 million, compared to $170 million in 2015. Adjusted diluted EPS excluding amortization was $1.34 in the quarter, compared to $1.25 in 2015. In the second quarter of 2016, reported net income was favorably impacted by the gain on the sale of the company’s Focus Diagnostics products business of $34 million after tax, or $0.24 per diluted share. This gain was offset by approximately $17 million after tax, or $0.12 per diluted share, consisting primarily of restructuring and integration charges. In the second quarter of 2015, reported net income was reduced by $52 million after tax, or $0.36 per diluted share, principally associated with debt refinancing charges and restructuring and integration charges.

Second quarter 2016 revenues were $1.91 billion. Revenues declined 1.0% versus the prior year on a reported basis, due to divestitures driven by our strategy to refocus the business on diagnostic information services. On an equivalent basis, revenues grew 2.4% compared to a year ago. 2015 equivalent revenues exclude: second quarter 2015 clinical trials testing and Celera products revenues; and Focus Diagnostics products revenues for May and June 2015. Diagnostic Information Services revenues grew 2.2% compared to a year ago. Volume, measured by the number of requisitions, grew 1.9% versus the prior year and revenue per requisition grew 0.2%.

“We had another good quarter of earnings growth and a solid first half,” said Steve Rusckowski, President and CEO. “We’ve refocused our business on diagnostic information services, and without clinical trials or diagnostic products businesses, reported revenues decreased 1%, but we grew equivalent revenues more than 2% in the quarter. Our expanding hospital relationships, including the CLP acquisition and Barnabas Health PLS agreement, have been key contributors to growth this year, and our latest PLS agreement with HCA’s HealthONE system will help continue the momentum. We continued to drive operational excellence, which produced Invigorate cost savings and also improvements in medical quality and our customer experience. We remain on track to meet our commitments for the remainder of the year.”

For the second quarter of 2016, reported operating income was $422 million, or 22.1% of revenues, compared to $301 million, or 15.6% of revenues, in 2015. Adjusted operating income was $324 million, or 17.0% of revenues, compared to $321 million, or 16.7% of revenues, in 2015. Reported cash provided by operations was $311 million in the second quarter of 2016 and was positively impacted by a $9 million cash tax benefit associated with the early retirement of debt. In the second quarter of 2015, reported cash provided by operations was $277 million and was negatively impacted by after cash tax charges of $49 million associated with the company’s debt refinancing. Adjusted cash provided by operations was $302 million during the second quarter of 2016 and $326 million in 2015.

First Half Performance

Revenues were $3.77 billion for the first six months of 2016, essentially flat versus the prior year on a reported basis, and grew 3.2% on an equivalent basis.  Reported net income for the first six months of 2016 was $298 million, or $2.08 per diluted share, compared to $179 million, or $1.23 per diluted share, in 2015.  Reported net income in the first half of 2016 was negatively impacted by charges of $29 million after tax, or $0.20 per diluted share, principally associated with charges on retirement of debt, restructuring and integration charges, partially offset by the gain on the sale of the company’s Focus Diagnostics products business. Adjusted net income was $327 million for the first six months of 2016, compared to $311 million in 2015.  Adjusted diluted EPS excluding amortization was $2.47 for the first six months of 2016, compared to $2.30 in 2015.

On a reported basis, operating income was $679 million, or 18.0% of revenues, compared to $529 million, or 14.1% of revenues, in 2015.  Adjusted operating income for the first six months of 2016 was $605 million, or 16.0% of revenues, compared to $590 million, or 15.7% of revenues for 2015. Reported cash provided by operations for the six months of 2016 was $464 million and was negatively impacted by after tax cash charges of $38 million associated with the retirement of debt. In the first six months of 2015, reported cash provided by operations was $337 million and was negatively impacted by after cash tax charges of $127 million associated with the company’s debt refinancing. Adjusted cash provided by operations was $502 million during the first half of 2016 and $464 million in 2015.

Outlook for Full-Year 2016

For 2016, the company estimates results, before special items, as follows:

•
Revenues to be between $7.47 billion and $7.54 billion, flat to an increase of approximately 1% over 2015 revenues on a reported basis, and an increase of 2% to 3% over 2015 revenues on an equivalent basis. For further details, see note 9 of the financial tables.

•
Revenues on an equivalent basis for full year 2015 were $7.32 billion.  This represents the company's reported revenues, excluding $85 million in 2015 clinical trials testing revenues, and $84 million in revenues representing all Celera products revenue for 2015 and Focus Diagnostics products revenue subsequent to April 2015.

•	Reported diluted EPS to be between $4.18 and $4.33. Adjusted diluted EPS excluding amortization to be between $5.02 and $5.17. For further details, see note 8 of the financial tables.

•	Reported cash provided by operations to approximate $880 million. Adjusted cash provided by operations to approximate $1 billion. For further details, see note 8 of the financial tables.

•	Capital expenditures to be between $250 million and $300 million.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the gain on sale of the Focus Diagnostics products business, retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization” represents the company's diluted EPS before the impact of special items and amortization; (iii) “adjusted cash provided by operations” represents cash provided by operations before the cash impact of charges on retirement of debt and other items; and (iv) reference to “revenues on an equivalent basis” when comparing 2016 results to 2015 represents 2015 reported revenues excluding all clinical trials testing and Celera products revenues, and Focus Diagnostics products revenues subsequent to April 2015.

Non-GAAP “adjusted” measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP “adjusted” measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts or for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The attached tables include reconciliations of adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 773-681-5898, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-566-0473 for domestic callers or 402-998-0640 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on July 21 until midnight Eastern Time on August 20, 2016. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2016 and 2015
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenues	$1,906	$1,925	$3,769	$3,764

Operating costs, expenses and other income:
Cost of services	1,155	1,182	2,299	2,345
Selling, general and administrative	430	429	872	848
Amortization of intangible assets	17	20	36	41
Gain on disposition of business	(118)	—	(118)	—
Other operating (income) expense, net	—	(7)	1	1
Total operating costs, expenses and other income, net	1,484	1,624	3,090	3,235

Operating income	422	301	679	529

Other income (expense):
Interest expense, net	(34)	(37)	(70)	(82)
Other expense, net	(5)	(64)	(54)	(142)
Total non-operating expenses, net	(39)	(101)	(124)	(224)

Income before income taxes and equity in earnings of equity method investees	383	200	555	305
Income tax expense	(183)	(78)	(250)	(120)
Equity in earnings of equity method investees, net of taxes	9	7	19	14
Net income	209	129	324	199
Less: Net income attributable to noncontrolling interests	14	11	26	20
Net income attributable to Quest Diagnostics	$195	$118	$298	$179

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.38	$0.82	$2.10	$1.24

Diluted	$1.37	$0.81	$2.08	$1.23

Weighted average common shares outstanding:
Basic	140	144	141	144
Diluted	142	145	143	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2016 and December 31, 2015
(in millions, except per share data)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$283	$133
Accounts receivable, net	975	901
Inventories	80	84
Prepaid expenses and other current assets	163	207
Assets held for sale	9	176
Total current assets	1,510	1,501
Property, plant and equipment, net	937	925
Goodwill	5,996	5,905
Intangible assets, net	990	984
Investment in equity method investees	453	473
Other assets	223	174
Total assets	$10,109	$9,962

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,104	$1,014
Current portion of long-term debt	7	159
Total current liabilities	1,111	1,173
Long-term debt	3,835	3,492
Other liabilities	520	514
Redeemable noncontrolling interest	74	70
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both June 30, 2016 and December 31, 2015; 216 shares issued at both June 30, 2016 and December 31, 2015	2	2
Additional paid-in capital	2,472	2,481
Retained earnings	6,384	6,199
Accumulated other comprehensive loss	(56)	(38)
Treasury stock, at cost; 77 shares and 73 shares at June 30, 2016 and December 31, 2015, respectively	(4,265)	(3,960)
Total Quest Diagnostics stockholders' equity	4,537	4,684
Noncontrolling interests	32	29
Total stockholders' equity	4,569	4,713
Total liabilities and stockholders' equity	$10,109	$9,962

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2016 and 2015
(in millions)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$324	$199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123	153
Provision for doubtful accounts	167	158
Deferred income tax benefit	(4)	(5)
Stock-based compensation expense	36	27
Gain on disposition of business	(118)	—
Other, net	9	(5)
Changes in operating assets and liabilities:
Accounts receivable	(249)	(163)
Accounts payable and accrued expenses	23	(42)
Income taxes payable	141	17
Other assets and liabilities, net	12	(2)
Net cash provided by operating activities	464	337

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(135)	(6)
Proceeds from sale of businesses	275	—
Capital expenditures	(104)	(117)
Increase in investments and other assets	(9)	—
Net cash provided by (used in) investing activities	27	(123)

Cash flows from financing activities:
Proceeds from borrowings	1,869	1,829
Repayments of debt	(1,720)	(1,821)
Purchases of treasury stock	(390)	(149)
Exercise of stock options	38	55
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(9)	(6)
Dividends paid	(111)	(103)
Distributions to noncontrolling interests	(19)	(19)
Other financing activities, net	1	(42)
Net cash used in financing activities	(341)	(256)

Net change in cash and cash equivalents	150	(42)
Cash and cash equivalents, beginning of period	133	192
Cash and cash equivalents, end of period	$283	$150

Cash paid during the period for:
Interest	$75	$99
Income taxes	$121	$109

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$195	$118	$298	$179
Less: earnings allocated to participating securities	1	1	1	1
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$194	$117	$297	$178

Weighted average common shares outstanding - basic	140	144	141	144
Effect of dilutive securities:
Stock options and performance share units	2	1	2	1
Weighted average common shares outstanding - diluted	142	145	143	145

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.38	$0.82	$2.10	$1.24

Diluted	$1.37	$0.81	$2.08	$1.23

2)
In the second quarter of 2016, the company elected to early adopt the accounting standard update that simplifies several aspects of the accounting for stock-based compensation award transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and accounting for forfeitures, effective January 1, 2016. As a result, certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

3)	The following tables reconcile reported GAAP results to non-GAAP adjusted results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$422	$301	$679	$529
Gain on disposition of business (a)	(118)	—	(118)	—
Restructuring and integration charges (b)	18	23	37	54
Other (c)	2	(3)	7	7
Adjusted operating income	$324	$321	$605	$590

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	22.1%	15.6%	18.0%	14.1%
Gain on disposition of business (a)	(6.2)	—	(3.1)	—
Restructuring and integration charges (b)	1.0	1.2	1.0	1.4
Other (c)	0.1	(0.1)	0.1	0.2
Adjusted operating income as a percentage of net revenues	17.0%	16.7%	16.0%	15.7%

Adjusted net income:
Net income attributable to Quest Diagnostics	$195	$118	$298	$179
Gain on disposition of business (a)	(118)	—	(118)	—
Retirement of debt and related refinancing charges (d)	—	66	48	150
Restructuring and integration charges (b)	19	23	40	54
Other (c)	8	(3)	14	7
Income tax expense (benefit) associated with the special items above (e)	74	(34)	45	(79)
Adjusted net income	$178	$170	$327	$311

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$1.37	$0.81	$2.08	$1.23
Gain on disposition of business (a) (e)	(0.24)	—	(0.24)	—
Retirement of debt and related refinancing charges (d) (e)	—	0.28	0.21	0.64
Restructuring and integration charges (b) (e)	0.08	0.10	0.17	0.22
Other (c) (e)	0.04	(0.02)	0.06	0.04
Amortization expense (f)	0.09	0.08	0.19	0.17
Adjusted diluted EPS excluding amortization expense	$1.34	$1.25	$2.47	$2.30

Revenue on an equivalent basis:
Net revenues	$1,906	$1,925	$3,769	$3,764
Excluded revenue (g)	—	(64)	—	(111)
Revenue on an equivalent basis	$1,906	$1,861	$3,769	$3,653

Adjusted cash provided by operations:
Cash provided by operations	$311	$277	$464	$337
Cash charges on retirement of debt (h)	—	68	47	146
Cash tax benefit realized on retirement of debt (i)	(9)	(19)	(9)	(19)
Adjusted cash provided by operations	$302	$326	$502	$464

(a)
For the three and six months ended June 30, 2016, represents the pre-tax gain on the sale of our Focus Diagnostics products business to DiaSorin S.p.A. for $300 million in cash, or $293 million net of transaction costs and working capital adjustments, which includes $25 million of proceeds held in escrow.

(b)
For the three and six months ended June 30, 2016, represents costs primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. For the three and six months ended June 30, 2015, represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in millions)
Cost of services	$10	$11	$17	$31
Selling, general and administrative	8	12	20	23
Operating income	$18	$23	$37	$54

Equity in earnings of equity method investees, net of taxes	$1	$—	$3	$—

(c)
For the three and six months ended June 30, 2016, primarily represents costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters. For the three months ended June 30, 2015, primarily represents a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition, partially offset by costs incurred related to certain legal matters and non-cash asset impairment charges. For the six month ended June 30, 2015, primarily represents non-cash asset impairment charges primarily associated with our Celera products business and costs incurred related to certain legal matters, partially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition. The following table summarizes the pre-tax impact of these other items on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in millions)
Selling, general and administrative	$3	$5	$6	$7
Other operating (income) expense, net	(1)	(8)	1	—
Operating income	$2	$(3)	$7	$7

Other non-operating expense (income), net	$6	$—	$7	$—

(d)
For the six months ended June 30, 2016, represents charges associated with the March 2016 cash tender offer where the company purchased $200 million of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040. For three and six months ended June 30, 2015, represents: charges associated with the March 2015 cash tender offer where the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040; and charges associated with the April 2015 redemption where the company redeemed all of its 5.45% Senior Notes due November 2015, $150 million of its 3.2% Senior Notes due April 2016 and all of its 6.4% Senior Notes due July 2017. The following table summarizes the pre-tax impact of retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in millions)
Interest expense, net	$—	$1	$—	$6
Other non-operating expense, net	—	65	48	144
	$—	$66	$48	$150

(e)
For the gain on disposition of business, income tax expense resulted in a combined tax rate of 71.4%, which was significantly in excess of the statutory rate primarily due to a lower tax basis in the assets sold, specifically the goodwill associated with the disposition. For the retirement of debt and related refinancing charges, income tax benefits were calculated using a combined tax rate of 38.9% in 2016 and 40% in 2015. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rate of 38.9% for both 2016 and 2015. The following table summarizes the income tax expense (benefit) associated with the special items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in millions)
Gain on disposition of business	$84	$—	$84	$—
Retirement of debt and related refinancing charges	—	(25)	(18)	(56)
Restructuring and integration charges	(6)	(9)	(15)	(21)
Other	(4)	—	(6)	(2)
	$74	$(34)	$45	$(79)

(f)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using a combined tax rate of 38.9% for 2016 and 2015. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in millions)
Amortization of intangible assets	$17	$20	$36	$41
Equity in earnings of equity method investees, net of taxes	4	—	8	—
	$21	$20	$44	$41

(g)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company wound down its Celera products business and completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. For the three months ended June 30, 2015, excluded revenue represents clinical trials testing and Celera products reported revenues for the second quarter of 2015 and Focus Diagnostics products revenues subsequent to April 2015. Excluded revenue for the six months ended June 30, 2015, represents clinical trials testing and Celera products reported revenues for the first and second quarters of 2015 and Focus Diagnostics products revenues subsequent to April 2015.

(h)
For the six months ended June 30, 2016, represents $47 million of pre-tax cash charges on retirement of debt in connection with the March 2016 cash tender offer. For the three and six months ended June 30, 2015, represents $68 million and $146 million, respectively, of pre-tax cash charges on retirement of debt in connection with the March 2015 cash tender offer and April 2015 redemption.

(i)
For the three and six months ended June 30, 2016, represents the estimated cash tax benefit realized associated with the March 2016 cash tender offer charges on retirement of debt. For the three and six months ended June 30, 2015, represents the estimated cash tax benefit realized associated with the March 2015 cash tender offer charges on retirement of debt.

4)
For the three and six months ended June 30, 2016, gain on disposition of business represents the gain on sale of our Focus Diagnostics products business. For the three and six months ended June 30, 2016, income tax expense includes $84 million, consisting of $91 million of income taxes payable and a deferred tax benefit of $7 million, associated with the gain on disposition of business.

5)
Other operating (income) expense, net includes miscellaneous income and expense items related to operating activities. For the three months ended June 30, 2015, other operating (income) expense, net principally includes a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition, partially offset by a non-cash asset impairment charge. Other operating (income) expense, net for the six months ended June 30, 2015, principally includes non-cash asset impairment charges primarily associated with our Celera products business, substantially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

6)
Other expense, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments, other non-operating assets and early retirement of debt. For the three and six months ended June 30, 2016, other expense, net includes non-cash asset impairment charges associated with certain investments of $6 million and $7 million, respectively. Other expense, net for the six months ended June 30, 2016 also includes $48 million charges on the retirement of debt associated with the March 2016 cash tender offer. For the three and six months ended June 30, 2015, other expense, net includes $65 million and $144 million, respectively, of charges on the retirement of debt associated with March 2015 tender offer and April 2015 redemption.

7)
For the three months ended June 30, 2016, the company repurchased 3.1 million shares of its common stock for $237 million, including 2.8 million shares repurchased under an accelerated share repurchase agreement in May 2016 ("May 2016 ASR") for $212 million. For the six months ended June 30, 2016, the company repurchased 4.8 million shares of its common stock for $352 million, including 2.8 million shares repurchased under the May 2016 ASR for $212 million.

At June 30, 2016, $582 million remained available under the company’s share repurchase authorizations.

8)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2016 before the impact of special items and amortization expense. The outlook for adjusted cash provided by operations represents management’s estimate for the full year 2016 before the cash impact of charges on retirement of debt and the cash tax impact associated with the gain on sale of our Focus Diagnostics products business. Further impacts to earnings and cash provided by operations related to special items may be incurred throughout the remainder of the year. The following table reconciles our 2016 outlook for adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations to the corresponding amounts determined under GAAP:

	Low	High
	(dollars in millions, except per share data)
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.18	$4.33
Gain on disposition of business (a)	(0.24)	(0.24)
Retirement of debt and related refinancing charges (b)	0.21	0.21
Restructuring and integration charges (c)	0.43	0.43
Other (d)	0.06	0.06
Amortization expense (e)	0.38	0.38
Adjusted diluted EPS excluding amortization expense	$5.02	$5.17

Adjusted cash provided by operations:
Cash provided by operations		$880
Cash charges on retirement of debt (f)		47
Cash tax benefit on retirement of debt (g)		(18)
Cash tax expense on disposition of business (h)		91
Adjusted cash provided by operations		$1,000

(a)	Represents the pre-tax gain of $118 million on the sale of our Focus Diagnostics products business.

(b)	Represents pre-tax charges of $48 million associated with the retirement of debt and related refinancing charges in connection with the March 2016 cash tender offer.

(c)
Represents estimated full year pre-tax charges of $100 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 38.9%.

(d)
Represents pre-tax charges of $14 million primarily associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters through June 30, 2016.

(e)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$72
Amortization expense included in equity in earnings of equity method investees	17
Total pre-tax amortization expense	$89

Total amortization expense, net of an estimated tax benefit	$55

(f)	Represents pre-tax cash charges of $47 million on retirement of debt in connection with the March 2016 cash tender offer.

(g)	Represents the estimated full year cash tax benefit associated with the March 2016 cash tender offer charges on retirement of debt.

(h)	Represents the estimated full year cash tax expense associated with the gain on sale of our Focus Diagnostics products business.

9)
The updated outlook for 2% to 3% revenue growth on an equivalent basis in 2016 represents management’s revenue estimates for 2016 versus reported 2015 revenues adjusted to exclude: the 2015 revenues from the clinical trials testing and Celera products businesses; and certain 2015 revenues from the Focus Diagnostics products business. In 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company wound down its Celera products business and completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. The following table reconciles our 2015 net revenues determined under GAAP with equivalent revenue for 2015:

	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
	(dollars in millions)
2015 Revenue on an equivalent basis:
Net revenues	$1,839	$1,925	$1,880	$1,849	$7,493
Excluded revenue:
Clinical trials (a)	(40)	(45)	—	—	(85)
Products (b)	(7)	(19)	(34)	(24)	(84)
2015 Revenue on an equivalent basis	$1,792	$1,861	$1,846	$1,825	$7,324

				Low	High
2016 Revenue outlook:				(dollars in millions)
2015 Revenue on an equivalent basis				$7,324	$7,324
2016 Equivalent revenue growth				2%	3%
2016 Revenue outlook				$7,470	$7,544

(a)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. Clinical trials testing revenues reported in the first and second quarters of 2015 are excluded to provide 2015 revenue on an equivalent basis.

(b)	Celera products revenues reported during 2015 and Focus Diagnostics products revenues subsequent to April 2015 have been excluded to provide 2015 revenue on an equivalent basis.